UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 5
ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
( ) Form 3 Holdings Reported
( ) Form 4 Transactions Reported
1. Name and Address of Reporting Person
    KEENE, KRISTI L
   86 PRAIRIE FALCON
   ALISO VIEJO, CA  92656
   USA
2. Issuer Name and Ticker or Trading Symbol
   PACIFIC GULF PROPERTIES INC.
   PAG
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   DECEMBER 2000
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   VICE PRESIDENT AND CONTROLLER
7. Individual or Joint/Group Reporting (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security         |2.    |3.  |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                             |Transaction|  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                             |Date  |Code|                                  |  Beneficially     |(D)or |                           |
                             |      |    |                  | A/|           |  Owned at         |Indir |                           |
                             |      |    |    Amount        | D |    Price  |  End of Year      |ect(I)|                           |
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COMMON STOCK                 |12/5/0|M   |2,500 SHARES      |A  |$22.625    |                   |D     |                           |
                             |0     |    |                  |   |           |                   |      |                           |
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COMMON STOCK                 |12/5/0|M   |10,000 SHARES     |A  |$19.50     |                   |D     |                           |
                             |0     |    |                  |   |           |                   |      |                           |
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COMMON STOCK                 |12/5/0|M   |15,000 SHARES     |A  |$20.75     |                   |D     |                           |
                             |0     |    |                  |   |           |                   |      |                           |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative   |2.Con   |3.   |4.  |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security              |version |Transaction rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                        |or Exer |Date |Code| rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                        |cise Pr |     |    | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                        |ice  of |     |    | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                        |Deriva  |     |    |               |Date |Expir|                    |       |ficially    |Ind|            |
                        |tive    |     |    |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                        |Secu    |     |    |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                        |rity    |     |    |  Amount   |   |ble  |     |                    |       |Year        |(I)|            |
___________________________________________________________________________________________________________________________________|
EMPLOYEE ISO            |$22.625 |12/5/|A   |2,500      |D  |(1)  |11/30|COMMON STOCK|2,500  |       |            |D  |            |
                        |        |00   |    |           |   |     |/07  |            |       |       |            |   |            |
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EMPLOYEE ISO            |$19.50  |12/5/|A   |10,000     |D  |(1)  |12/01|COMMON STOCK|10,000 |       |            |D  |            |
                        |        |00   |    |           |   |     |/08  |            |       |       |            |   |            |
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EMPLOYEE ISO            |$20.75  |12/5/|A   |15,000     |D  |(1)  |9/5/0|COMMON STOCK|15,000 |       |            |D  |            |
                        |        |00   |    |           |   |     |9    |            |       |       |            |   |            |
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___________________________________________________________________________________________________________________________________|

Explanation of Responses:
(1) THE OPTIONS HAVE COMPLETELY
VESTED.
SIGNATURE OF REPORTING PERSON
/S/ KRISTI L. KEENE
DATE
FEBRUARY 14, 2001